UNIT LICENSE AGREEMENT



                        by and among



               INTERLINE RESOURCES CORPORATION


                             and


                 DUKEUN INDUSTRIAL CO., LTD.

             Date of Agreement:   April 4, 1995
                   UNIT LICENSE AGREEMENT

     This Unit License Agreement (the "Agreement") is dated
April 4, 1995 and is by and between the following Parties:

          Interline:          Interline Resources
Corporation
                         a Utah corporation
                         160 West Canyon Crest Drive
                         Alpine, Utah 84004
                         U.S.A.

          Owner:         Dukeun Industrial Co., Ltd.
                         a Korean company
                         SAMAN Bldg. 14th Floor
                         945 Daichi-Dong, Kangnam-Ku
                         Seoul, Republic of Korea

                          RECITALS

     WHEREAS, Owner recognizes and acknowledges that Interline possesses substantial and valuable technology, expertise, know-how, information, trade secrets, patent rights and intellectual property relating to the processing of Used Oil and the manufacture and operation of equipment for the processing of Used Oil;

     WHEREAS, Owner desires to acquire a Unit for processing Used Oil from Purchaser, who will acquire the Unit from Interline under the Unit Purchase Agreement, and Owner further desires to obtain a license from Interline for the operation of the Unit in the Territory as defined herein; and

     WHEREAS, Interline is willing to construct the Unit and sell the Unit to Purchaser for resale only to Owner, and Interline is willing to grant the license, but only under the terms and conditions of this Agreement

     NOW, THEREFORE, the Parties agree as follows:


                 SECTION 1  -  INTRODUCTION

     1.1  The Unit.   The "Unit" shall mean the Unit
(including its equipment and instrumentation) constructed and assembled by Interline for Purchaser and sold to Purchaser under the Unit Purchase Agreement. The Unit is for processing Used Oil. Interline Technology is utilized in the construction and operation of the Unit.

     1.2  Used Oil.   "Used Oil" shall mean any Oil that has
been used for its intended purpose and as a result of such use has been contaminated by physical and/or chemical impurities.

     1.3 MP-FP Vessel. "MP-FP Vessel" shall mean the vessel used in the operation of the Unit for solvent extraction. Used Oil is introduced into the MP-FP Vessel, combined with a carrier and subjected to solvent extraction processing utilizing Disclosed Information.

     1.4 Finished Products. "Finished Products" are described below:

               When Used Oil is processed by the Unit in accordance with Interline's instructions, "Residuum" and "First Perc Material" will result. This is accomplished in an MP-FP Vessel. The Residuum is a "Finished Product" that may be sold or used. The First Perc Material may be sold or used as a Finished Product or may be further processed by distillation or other means to recover other Finished Products, such as Base Oil, Gasoline and Diesel.

               (a)  "Residuum" shall mean the colloidal
               material separated from lighter Used Oil fractions through the processing of Used Oil by the Unit. The bottoms recovered from the further processing of First Perc Material may be combined with (and thus become part of) the Residuum.

               (b)  "First Perc Material" shall mean the
               hydrocarbon material other than Residuum which results from the solvent extraction processing of Used Oil through the use of the Unit.

                    (c)  "Base Oil" shall mean the base oil
               recovered by the Unit from Used Oil.  Base
               Oil is derived from the distillation of First Perc Material. Such distillation process can segregate the Base Oil from the Gasoline and Diesel fractions and the bottoms.

                    (d)  "Diesel" shall mean the fraction
               commonly referred to as diesel that is
               recovered by the Unit from Used Oil. Diesel can be derived from the distillation of First
               Perc Material.

                    (e)  "Gasoline" shall mean the fraction
               commonly referred to as gasoline that is recovered by the Unit from Used Oil.
               Gasoline can be derived from the flashing of First Perc Material.

                    (f)  "Finished Products" shall mean all
               commercially marketable products produced as a result of processing Used Oil by any process, equipment or apparatus of the Unit.
               Finished Products include, but are not
               necessarily limited to, First Perc Material, Diesel, Gasoline, Base Oil and Residuum.
               Finished Products other than First Perc
               Material, Diesel, Gasoline, Base Oil and
               Residuum, are sometimes referred to in this Agreement as "other Finished Products."

     1.5 Disclosed Information. "Disclosed Information" shall mean any and all information, technology, data, expertise, know-how, trade secrets, intellectual property, inventions, processes, ideas, product formulations, compositions, operating procedures, operating conditions
(including temperatures, pressures, flow rates, etc.), specifications, Unit designs, equipment configurations and the like, which are disclosed or transferred by Interline
(and/or any of its independent contractors or Purchaser) to Owner. All information learned by Owner from the Unit or from Purchaser shall be deemed part of the Disclosed
Information.

     1.6  Proprietary Information.  "Proprietary
Information" shall mean any and all Disclosed Information (whether or not reduced to writing and in any stage of development) except for Disclosed Information that is in the public domain at the time of disclosure by Interline to Purchaser or Owner. Proprietary Information, which subsequent to disclosure by Interline to Purchaser or Owner, becomes part of the public domain through no fault of Purchaser or Owner shall thereafter cease to be Proprietary Information. Public domain status must be established through printed publications and/or other credible, tangible evidence. Furthermore, anything which becomes lawfully and legitimately available to Purchaser or Owner from a third party (who did not directly or indirectly acquire the same from Interline or Interline's licensors or assignors) shall be released from the provisions of Section 4 (entitled "Confidentiality"), but only to the extent necessary to permit such use and disclosure as are permitted by such third party. Specific items of Disclosed Information shall not be excluded from the scope of Proprietary Information merely because they can be assembled by selection and combination of subject matter within the scope of the above exceptions, or merely because they are encompassed within more general subject matter within the scope of the above exceptions.

     1.7 Proprietary Materials. "Proprietary Materials" shall mean any and all writings, records, documents and other tangible media in which Proprietary Information is embodied, stored or recorded, or from which Proprietary
Information can be transferred, retrieved, reproduced, read or utilized. Documentation and Software under Exhibit E shall be presumed to be Proprietary Materials.

     1.8 Licensed Patents. "Licensed Patents" shall mean any and all patents and patent applications owned by Interline or licensed to Interline with a right to grant sublicenses, but only to the extent that such patents or patent applications are relevant to the Unit or its operation or the processing of Used Oil by the Unit to produce Finished Products. Any of the Licensed Patents which terminates or expires or which is held to be invalid or unenforceable by a court or tribunal of competent jurisdiction (after resolution of any appeals) shall at such time cease to be included within the scope of the Licensed Patents. There is no representation as to the number, if any, of Licensed Patents applicable to this Agreement or to the scope of such Patents or the countries of issuance. A list of the patents and patent applications presently owned by Interline and/or licensed to Interline with a right to grant sublicenses is attached hereto as Exhibit C. It is understood that Exhibit C may be expanded to include other patents and patent applications as relevant patents issue and/or as additional applications are filed. For example, patents and/or patent applications for Interline Improvements licensed to Owner in the future may be added to Exhibit C if and as such patents issue and such patent applications are filed.

     1.9 Interline's facilities. Any reference in this Agreement to Interline's facilities or offices shall also mean and include the facilities and offices of Interline's subsidiary corporations, including Gagon Brothers Mechanical Contractors, Inc.

     1.10 Licensed Field. "Licensed Field" shall mean the processing of Used Oil to recover Finished Products. Expressly excluded from Licensee's Field and the License are any hydrocarbon products which are extracted from tar sands or oil shales, or which are extracted from crude oil from which wax is extracted as a primary marketable product, or which are extracted from soil or other similar media artificially contaminated with hydrocarbons. Purchaser and Owner shall not use the Unit or Disclosed Information for any purpose or use outside of the Licensed Field.

     1.11 Territory. The "Territory" shall mean within thirty five miles of the city of Seoul, Republic of Korea.
The Territory does not include any geographic area outside said twenty mile radius around Seoul.

     1.12 Gallons. Any reference in this Agreement to "gallons" or "gallon" shall mean U.S. gallons or U.S.
gallon.

     1.13 Purchaser.  "Purchaser" shall mean Jinnes
Technologies, Inc., a California corporation with an address at 624 E. Evelyn Avenue, Suite F, Sunnyvale, California
94086, U.S.A.

     1.14 Unit Purchase Agreement.  "Unit Purchase
Agreement" shall mean the Unit Purchase Agreement between Interline and Purchaser, wherein Purchaser purchases a Unit from Interline for resale to Owner.

     1.15 Unit Site. "Unit Site" shall mean the site in the Territory selected by Owner for the Unit. The Unit Site must be in the Territory.


                   SECTION 2 - THE LICENSE

     2.1 Grant of License. Subject to the terms and conditions of this Agreement, Interline hereby grants to Owner and Owner hereby accepts, a nonexclusive, nontransferable license to utilize Interline Technology: (a) to operate the Unit in the Territory to process Used Oil in the Licensed Field, and (b) to sell throughout the world the Finished Products resulting therefrom. This license is referred to in this Agreement as the "License." Except for the license to sell under (b) above, the License is strictly limited to the Unit, the Territory and the Licensed Field, and are subject to Owner's compliance with this Agreement. Owner shall not use Interline Technology outside of the scope of the License. Rights not expressly granted in this Agreement are reserved by Interline.

     2.2 License of Licensed Patents. The License includes a license under Licensed Patents subject to all restrictions and limitations applicable to the License. Licensed Patents to Interline Improvements are included in the License only if the Interline Improvements are licensed to Owner in accordance with Paragraph 2.11.

     2.3 Term. The License shall become effective on the date of this Agreement and shall continue in force for a term of ninety-nine [99] years, unless terminated earlier by the mutual consent of the Parties or as otherwise provided in this Agreement. It is understood that as each Licensed Patent expires or terminates or is abandoned or canceled, it shall cease to be part of the License.

     2.4 Termination. The License may be terminated at any time by Interline if Owner breaches any provision in Section 3 - Payments or Section 4 - Confidentiality of this Agreement and fails to cure said breach within 30 days of notice of the breach. Termination of the License shall not limit or affect the other legal and equitable remedies available to Interline for any breach by Purchaser of this Agreement.

     2.5 Effect of Termination. Following termination of the License, Interline shall have no further obligation or liability under this Agreement, and Owner shall: (a) cease all use of Disclosed Information and Proprietary
Information, (b) not thereafter produce any product or process any Used Oil utilizing any part of the Disclosed
Information or Proprietary Information, (c) immediately deliver to Interline (or dispose of in accordance with Interline's instructions) all Software and Documentation
(and copies thereof) in the possession or control of Purchaser or Owner, and (d) offer to sell the Unit back to Interline at the Repurchase Price. Owner shall be free to sell at any time all Finished Products produced before termination of the License by Owner.

     2.6 Sublicensing or Assignment. The License is personal to Owner. However, Owner shall have the right or the power to grant a sublicense under the License or otherwise license or transfer any Disclosed Information, Proprietary Information or Licensed Patents with the prior consent of Interline. Owner shall also have the right or the power to encumber, pledge or hypothecate the License or to assign, convey or transfer the License with Interline's advance written consent.

     2.7 Expansion. Owner may not expand the capacity of the Unit without Interline's advance written consent and the payment to Interline of a mutually agreed-upon technology fee. The License is limited to a capacity of no more than the Design Capacity plus 10%.

     2.8  Right to Inspect.  Interline and its
representatives shall have the right, from time to time, to inspect the Unit and its operation and Finished Products produced by the Unit, at any reasonable time. Purchaser shall cooperate therewith and shall make full disclosure thereof to Interline. Interline shall have the right to take samples of Finished Products produced by the Unit.

     2.9  Trademarks.  Nothing in this Agreement authorizes
Owner to use any trademark, service mark, name, logo or commercial symbol of Interline without Interline's prior written consent.

     2.10 Ownership. Owner acknowledges that Interline (and Interline's licensors) are the owners of the Proprietary Information and Licensed Patents. To the extent permitted by applicable law: (a) Owner shall not challenge or contest the validity or enforceability of any Proprietary Information or Licensed Patents, and (b) if Purchaser or Owner does so, Interline may terminate the License.

     2.11 Improvement Licenses. Interline Improvements disclosed by Interline to Owner shall be licensed to Owner as Disclosed Information and Proprietary Information under and as part of the License and shall be governed by this Agreement and its restrictions. Owner hereby licenses Interline to use and implement for any purpose, and to sublicense to third parties, any and all Owner Improvements disclosed by Owner to Interline. This license includes a license under any and all patents and other intellectual property held or controlled by Owner applicable to the Owner Improvements.

     2.12 Warranties, Indemnification and Allocation of
Risk.  Limited Warranties
 made by Interline to purchaser Jinnes Technologies, Inc. are set forth in Exhibit I hereto. Owner shall indemnify Interline and its officers, directors, shareholders, employees and representatives against, and hold them harmless from, any and all claims, liabilities, demands, damages, expenses and losses arising out of any use, sale or other disposition of any Finished Products or other products produced at the Unit or arising out of Owner's operation of the Unit.


                    SECTION 3 - PAYMENTS

     3.1 Royalty to Interline. For the first ten years of Operation, Owner shall pay to Interline a Royalty based on the quantity of Finished Products produced by the Unit
(excluding any residuum not sold) as follows:


                 Period             Royalty Payment
          1. First 4 Years of    U.S.$0.07 per gallon
          Operation
          2. Next 3 Years of     U.S.$0.06 per gallon
          Operation
          3. Next 3 Years of     U.S.$0.05 per gallon
          Operation
          4. After 10 Years of   None
          Operation


     As used in this Paragraph 3.1, "Operations" means the processing of Used Oil by the Unit to recover Finished Products in commercial quantities. Processing for start-up, training, preliminary runs, the acceptance testing or experimental purposes is insufficient to trigger the beginning of Operation. Further, Operation of the Unit shall begin for purposes of payment of the Royalty, 3 months after the successful completion of the Acceptance Test. If Operation of the Unit is suspended or discontinued for any period of time, other than routine maintenance, the Royalty period shall be suspended for the same period of time. When Operation of the Unit begins again the Royalty period shall also begin to run again. In this manner, the Royalty period shall be extended by the length of the suspension.

     3.2 Other Payments. For any other payments under this Agreement (for example, payments for additional consultation or additional training under Exhibit H Paragraph 3 and reimbursable expenses) Owner shall make payment to Interline within 30 days of the date of Interline's invoice or written request for reimbursement. Each invoice will be accompanied by supporting time sheets or other appropriate documentation. Each request for reimbursement shall also be accompanied by appropriate documentation of the expenses for which reimbursement is requested.

     3.3 Interest. Any payments under this Agreement not made by Owner in full when due, shall thereafter bear interest on the unpaid balance (including accrued but unpaid interest) at the rate of 12% per annum.

     3.4 Taxes. All payments to Interline under this Agreement are in addition to and exclusive of all sales taxes, use taxes, other taxes, duties, imports, assessments and charges of any kind or description (except as provided below) and payment for the same shall be the sole responsibility of Owner. Owner shall indemnify Interline and its directors, officers, employees, shareholders, agents and representatives against, and hold them harmless from, any and all liability which may be imposed on any of them arising out of Owner's failure to make such payments timely and in full. Without limiting the generality of the foregoing, if any withholding tax or other tax or assessment is applicable to the Royalties payable by Owner to Interline, then Owner shall pay such taxes and assessments or the Royalties shall be increased to such amount as is necessary to yield to Interline after payment of such taxes or assessments the amounts actually specified in Paragraphs
3.1. This Paragraph shall not apply to any income tax imposed by the United States or the State of Utah on Interline or to any taxes imposed by the government of the Republic of Korea or any of its agencies to the extent, if any, that such Korean taxes are allowable as a direct credit to Interline against United States income taxes levied on payments to Interline.

     3.5 Measurement. The amount of Used Oil (and other material) processed and the amount of Finished Product produced by the Unit upon which the Royalty set forth above shall be due and payable to Interline, shall be measured by a liquid flow meter of a make and kind agreeable to Interline and Owner, and shall be installed as an integral component of the Unit (the "Royalty Meter").

     3.6 Royalty Payments. On the first day of February and August of the calendar year, Owner shall cause the PLC to generate a report setting forth the number of gallons of Used Oil (and other materials) processed and the number of gallons of Finished Product produced by the Unit for each day during the previous six months. Royalties shall be paid to Interline twice each year based on the calendar year for the six month periods ending January 31 and July 31 of each year. On or before the twentieth day of each February and August, Owner shall deliver to Interline a Royalty Settlement Statement showing the number of gallons of Used Oil (and other material) processed and the number of gallons of Finished Product produced by the Unit during the previous six month period and the Royalty amount payable to Interline for the previous six month period. Each report shall be signed by a duly authorized officer of Owner who shall certify in writing in the report that the report is complete and accurate. Payment in U.S. dollars shall be made by Owner to Interline of the Royalty amount payable at the time of furnishing of the Royalty Settlement Statement.

     3.7  Efforts to Process Used Oil and Produce Finished
Product. Owner shall use its best reasonable efforts to use the Unit to process Used Oil and to produce and sell
Finished Products in commercial quantities.

     3.8 Records. Owner shall keep true and accurate records, files and books of account containing all the data reasonable required for the full computation and verification of the amounts to be paid hereunder, the information to be given in the statements provided for herein, and any other normal and reasonable records necessary to verify and substantiate performance of Owner's obligations hereunder, Interline, or its designated representative, shall have access to the books and records of Owner during normal business hours for the purpose of determining or confirming all billings and payments made hereunder, and verifying and substantiating the performance of Owner's obligations hereunder. Owner shall retain all such records, files and books of account for a period of at least five years after its preparation or such other period as required under law.


                 SECTION 4 - CONFIDENTIALITY

     4.1 Acknowledgment. Owner acknowledges that Proprietary Information (including any Owner improvements) is of great value to Interline and that such value depends in significant part upon the preservation of the confidentiality of the same. Owner agrees that it shall take all reasonable precautions (including, but not limited to, written non-disclosure agreements with employees and independent contractors) to prevent any use or disclosure of Proprietary Information not expressly authorized in writing by Interline.

     4.2 Restrictions. Except as expressly authorized in writing by Interline, Owner shall not (a) disclose
Proprietary Information to any person or entity, (b) transfer Proprietary Materials to any person or entity, (c) allow any person or entity to gain access to Proprietary
Information or Proprietary Materials, (d) aid or encourage any unauthorized use or commercial exploitation of Proprietary Information or Proprietary Materials, (e) file any patent applications disclosing or claiming any Proprietary Information, or (f) fail to report to Interline any infringement or misappropriation of Proprietary
Information or Proprietary Materials known to Owner. Owner shall not disclose to any third party any of the terms, provisions or conditions of this Agreement or the Unit
Purchase Agreement, except as specifically required by applicable law or government regulation.

     4.3 Protection of Unit. Owner acknowledges that the Unit and Software embody or include Proprietary Information and that to protect Proprietary Information the following restrictions are reasonable and necessary. Except as expressly authorized in writing by Interline, Owner shall not (a) reverse engineer the Unit, (b) create any drawings, diagrams, flow charts or other documents containing technical information about the Unit, (c) construct or assemble any facility, plant or processing equipment based on the Unit or any part thereof, or (d) allow any person or entity to inspect, reverse engineer or access the Unit. The Unit shall not be sold or transferred by Owner without the advance written consent of Interline, which consent shall not be unreasonably withheld. It is also understood and agreed that any sale or transfer by Owner of the Unit would require a transfer of the License and the agreement of the purchaser or transferee thereof to the terms and conditions of this Agreement.

     4.4 Return of Proprietary Materials. Upon termination of the License for any reason, Owner shall immediately deliver to Interline (or otherwise dispose of in accordance with Interline's reasonable instructions) any and all Proprietary Materials in the possession or control of Owner or any of its employees or independent contractors. Owner shall then certify in a writing delivered to Interline that the foregoing has been fully accomplished.


           SECTION 5  -  GOVERNMENTS AND COUNTRIES

     5.1 Owner's Responsibility. Owner shall obtain for the Parties all approvals, permits, licenses, etc. necessary for this Agreement and for the performance of obligations under this Agreement (including payments to Interline) required by the Government of the Republic of Korea or any of its agencies ministries or under any law, regulation, ordinance or requirement of the Republic of Korea or any of its subdivisions. Approval from the government of the Republic of Korea (including any applicable Korean agencies and ministries) of this Agreement and the License shall be obtained by Owner at its expense for benefit of the Parties. Interline has no obligation under this Agreement, and the License shall not become effective, until after written confirmation is received by Interline that such approval has been granted.


     5.2 Export Act. Owner hereby warrants and certifies that no part of Disclosed Information or Interline Technology shall be made available or exported by Owner to any country in contravention of any law or regulation of the United States, including the Export Administration Act of 1979 and regulations relating thereto. This Agreement and Interline's obligations hereunder are subject to such laws and regulations.

     5.3 Different Customs, Laws and Languages. Owner acknowledges that the Republic of Korea is at a great distance from Interline, and has laws, languages and customs which are foreign to and unknown by Interline. Accordingly, in an effort to help Interline in its performance of its obligations, Owner shall assist Interline in dealing with any problems arising from such distance and differences. Interline shall not be liable for any breach or default caused by any such problem.


               SECTION 6 - GENERAL PROVISIONS

     6.1 Attorneys' Fees. In the event of any litigation or arbitration between the Parties, the prevailing Party shall be entitled to recover from the nonprevailing Party any and all costs, including reasonable attorneys' fees, incurred by the prevailing Party. Such relief shall be in addition to any other relief, award or damages to which the prevailing Party may be entitled.

     6.2 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

     6.3 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of Korea.
The United Nations Convention on Contracts for the Sale of
Goods shall not be applicable and is rejected by the Parties.

     6.4  Final Agreement.  This Agreement (including the
Recitals set forth at the beginning hereof and Exhibits A through I, attached hereto) constitutes the final and complete agreement between the Parties concerning the subject matter of this Agreement, and supersedes all prior agreements, understandings, negotiations, letters of intent
(including the September 27, 1994 letter from Michael
Williams to Jae Sup N. Lee), and discussions, written or oral, between the Parties with respect thereto. Any modification, revision or amendment of this Agreement shall not be effective unless made in a writing executed by the Parties.


     6.5 Waiver. Any waiver of, or promise not to enforce, any right under this Agreement shall not be enforceable unless evidenced by a writing signed by the Party making said waiver or promise.

     6.6 Language. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

     6.7 Notices. All notices, requests, consents, demands and other communications under this Agreement must be in writing and shall be sent to the Parties at the addresses set forth below, or to such other person and place as any Party may designate for itself by notice to the other
Parties:

          Interline:          Interline Resources
Corporation
                         160 West Canyon Crest Drive
                         Alpine, Utah 84004
                         U.S.A.

          Owner:         Dukeun Industrial Co., Ltd.
                         Saman Bldg., 14th Floor
                         945 Daichi-Dong, Kangnam-Ku
                         Seoul, Republic of Korea

     6.8 Force Majeure. Except for obligations to make payment, no Party shall be liable to the other Party for any failure of (or delay in performance of) its obligations hereunder due to any cause or circumstance which is beyond its reasonable control including, but without limiting the generality of the foregoing, any such failure or delay that is caused by strike, lockout, labor shortage, unavailability of personnel, equipment or parts, fire, explosion, shipwreck, act of God or the public enemy, war, riot, interference by the military or governmental authorities, or compliance with the laws of the United States or with the laws or orders of any applicable government authority.

     6.9 Construction, Interpretation and Communication. This Agreement is written in the English language and shall be construed and interpreted in accordance with such language, regardless of any translations that may be prepared or executed. All references to weights, measurements, volumes, capacity and amounts, shall be definitions applied pursuant to the laws and standards of the United States of America. All communications between the Parties concerning anything within the scope of this Agreement (including disclosures, training and consultation) shall be in the English language.

     6.10 Assignments. Owner does not have either the right or the power to assign the License, this Agreement or any rights hereunder without first obtaining the written consent of Interline. Interline shall not withhold consent if the assignment is to a person or entity who purchases or acquires the Unit and who first delivers to Interline a written acceptance of this Agreement and Owner's obligations thereunder.

     6.11 Termination Option - Interline. If approval of the Unit Purchase Agreement, this Agreement and the License are not obtained as contemplated in Section 5, or if any other necessary governmental approval, permit or the like is not obtained, Interline may terminate this Agreement and the License.

     6.12 Insolvency, Bankruptcy. If Owner becomes insolvent, makes any assignment of its assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct its business or affairs, or if it is adjudged in any legal proceeding to be either a voluntary or involuntary bankrupt, then all the rights granted to Owner in this Agreement (including the License) or the Unit Purchase Agreement shall forthwith cease and terminate without prior notice or legal action by Interline.

     6.13      United States Dollars.  All references to
"Dollars", "$", money or funds in this Agreement mean dollars of the United States of America. All payments to Interline by Owner under this Agreement shall be in lawful money of the United States of America.

     6.14 Non-Frustration, Other Instruments, Further Assurances. No Party to this Agreement shall commit any act or take any action which frustrates or hampers the rights of the other Parties under this Agreement. Each Party shall act in good faith and engage in fair dealing when taking any action under or related to this Agreement. The Parties agree to execute any other documents, instruments or writings as may be reasonably required in connection with the performance of this Agreement and the realization of the benefits and protections hereof.

     6.15 Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The individuals signing below represent that they are duly authorized to do so by and on behalf of the Party for whom they are signing.

     6.16 Warranty - No Conflict. Each party represents that it has the right and power to enter into this Agreement and that this Agreement is not contrary to or in conflict with any other Agreement or obligation of the Party.

     6.17 Subsequent Transactions. If in the future Owner desires to purchase any Unit from Interline, then such Unit shall be bought and owned by a joint venture entity owned 50% by Owner and 50% by Interline, and the Unit licensed and operated by Owner pursuant to this agreement shall also be bought, owned and operated by that joint venture entity at a price equal to the total cost of this Unit plus 15% thereof for each year that the Unit has been in operation. Said joint venture entity shall be governed and established by written instruments reasonably acceptable to the parties.

     AGREED TO AND ACCEPTED BY:


          DUKEUN INDUSTRIAL CO. LTD.  ("Owner")

               By (signature):

               Name (print):  Woo Jo Jung

               Title:               President


          INTERLINE RESOURCES CORPORATION ("Interline")

               By (signature):

               Name (print):   Michael R. Williams

               Title:               President
                          EXHIBIT A

                          THE UNIT
Process Description

     The Interline Process relies on propane extraction followed by vacuum distillation to clean and re-refine Used
Oil. The recovered Base Oil may require clay or an equivalent finishing step to produce the required colors mentioned in Exhibit B, entitled "Specifications".

     The first step of the process dissolves the Used Oil
with propane and rejects most of the Used Oil additives and
any water present in the feedstock to the Unit.   The
additives are blended with the heaviest Oil from the vacuum distillation section to produce an asphalt extender.
Currently it is planned to evaporate the water in an excess capacity furnace. However, alternative lower cost methods may be chosen by the Owner based on specifications for industrial waste water disposal in Korea. The waste water disposal system design, construction and operation shall be solely at Owner's expense.

     The propane is recovered from the Oil-propane mix and reused to dissolve additional Used Oil feedstock. The Oil is then further refined by boiling the lighter gasoline and diesel material out of the Base Oil. The Base Oil is then distilled to improve color and remove any metals or other impurities that may be present.
ded by Interline.

Equipment

     A more detailed description of the equipment involved will be supplied at a later date in the form of several
P&ID's (Process and Instrument Diagrams). A general description of the equipment is provided below.

     The equipment will be skid mounted to the extent feasible. The Oil charge section will consist of Oil and propane charge pumps, a feed preheat exchanger, and a propane storage vessel.

     The Propane Extraction section consists of a mixing vessel together with a settling vessel. The Propane
Recovery section has a solution feed tank, a solvent flash drum for propane removal, heat exchangers and a propane condenser.

     Following the extraction/recovery section is the gasoline removal section. This section consists of an atmospheric tower, heat exchangers and a compressor which remove any propane or gasoline-type material which may still be present in the Oil.

     The vacuum distillation section consists of a single tower, pumps, heat exchangers, coolers and vacuum producing equipment necessary to boil the Base Oil thus removing the metals and other contaminants remaining after the extraction process. An asphalt mixing vessel is provided to mix the Residuum recovered from the propane extraction together with the heaviest material from the vacuum distillation section.
                          EXHIBIT B

                       SPECIFICATIONS

     The Unit supplied by Interline will meet the following operational specifications based on a Used Oil feedstock quality as will be specified by Interline.

     The Unit will have the capacity to process up to 24,000 gallons of Used Oil per 24- hour day.

     The Base Oil will exhibit a color of 2.5 or better as determined by ASTM test number D-15924-63T or D-1500-
     64.

     Since the Finished Products produced are directly related to the quality of the Used Oil feed to the Unit, the Unit design will be based on the sample of Used Oil received from Owner.

     Based on the sample of Used Oil feedstock received by Interline from Owner on approximately April, 1994, it is anticipated the Finished Products produced will be approximately as follows:

                    1.   Water:  less than 10% of the
               incoming feedstock will be water, as
               determined by a laboratory distillation.

                    2.   Fuel:  The fuel (Diesel and
               Gasoline) composition will be less than 10% by volume of the incoming feedstock.

                    3.   The balance of the product will be
               Base Oil and asphalt extender. The asphalt extender should not constitute more than 15% of the incoming feedstock.

In addition to supplying the Unit to meet the above specifications, Interline will supply the following:

1. The complete design and detailed engineering for the process described in Exhibit A, being the documents specified in Exhibit E Item 1.

2. Engineering and specification only for the required furnace, incoming, intermediate and final product storage tanks. Such required furnace, incoming, intermediate and final product storage tanks shall be provided at Owner's expense. However, if Owner desires Interline to procure such items, Interline will procure them for a fee of 5% of the purchase price thereof.

3. Design, installation and testing of plant control instrumentation.

4. Interline will design, but will not install, the foundation required for the Unit as described in Exhibit A
                          EXHIBIT C

                           PATENTS

                          EXHIBIT D

                       ACCEPTANCE TEST


1.  Test Requirements

     a.   The Unit will process 24,000 U.S. gallons of Used
     Oil in a 24-hour period.

          b. The Base Oil produced from the Unit will exhibit a color of 2.5 or better as determined by ASTM test number D-15924-63T or D-1500-64.

2.  Acceptance Test Run

     a. Interline will select a time convenient for Owner and Interline and appropriate for the Acceptance
          Test run to be carried out. The acceptance test will last for a period of 24 consecutive hours.

     b.   Interline will specify all Unit process
          conditions, feedstocks, catalysts, additives, flow rates and compositions, and other appropriate operating parameters and conditions for the Acceptance Test run. Specifically, Interline shall specify the Used Oil processed during the Acceptance Test run. Test conditions will be set when the detailed process design and engineering for the Unit is submitted to Owner for its approval.

     c. Owner shall provide all raw materials and manpower specified by Interline, and shall cause the Unit to operate, at its expense, according to the conditions set by Interline.

     d. The volume of Used Oil processed shall be metered or measured for volume through means or instrumentation designated by Interline.

     e. The Base Oil produced during the Acceptance Test shall be sampled according to Interline's directions and tested for color by ASTM test number D-15924-63T or D-1500-64.

     f. If during the Acceptance Test run period interruptions, operating mishaps, mistakes or other situations occur which are deemed by Interline to be detrimental to the performance of the Unit or to the quality of the Base Oil, Interline may cause the Acceptance Test run to be repeated, or Owner may, at its option, certify that the Acceptance Test run has been successfully completed.

     g. Should the results of the Acceptance Test run not meet the Test Requirements set forth above, the Acceptance Test run shall be repeated according to the provisions set forth in Exhibit F.
                          EXHIBIT E

                 DOCUMENTATION AND SOFTWARE

1. Documentation. Interline shall provide the following documentation to Owner on or before delivery of the Unit at the Unit Site:

                    (a)  Operations Manual.  An "Operations
               Manual" describing the operation and use of the Unit. Number of copies = 3.
                    (b)  Data Book  A "Data Book" for the
               Unit. Number of copies = 3. The Data Book will include the following:

                              -    Process flow diagrams
                              -    Process and instrument
                    diagrams
                              -    Utility specifications
                    and requirements
                              -    Equipment data sheets
                              -    Motor list and on-line
                    electrical diagram
                              -    Start-Up and shut-down
                    procedures
                              -    Control system including
                    instrument specifications
                         -    Maintenance data
                    (c)  Infrastructure and Site Preparation
               Package.  An "Infrastructure and Site
               Preparation Package" for the Unit and its site. Number of copies = 3.

This documentation will be in the English language. The number of copies of each document to be provided is indicated above. This documentation and other documents and works of authorship, if any, provided by Interline or Purchaser to Owner shall be referred to as the "Documentation" and shall be governed by this Agreement.

2. Software. Interline shall provide certain computer programs with the Unit that are needed for operation or control of the Unit (the "Software"). The Software is licensed to Owner on a nonexclusive basis as part of the License for use only in connection with the Unit and only in the Territory. Owner has no right to any Software source code.

3.  Right to Copy.  The License includes the right to copy
Documentation and Software but only as necessary for use in connection with the Unit in the Territory.

4. Protection of Documentation and Software. Owner shall not transfer the Documentation or Software or any part thereof or any copy thereof away from the Unit Site and shall not disclose the Documentation or Software or any part thereof to any other person, company or entity.

5. Ownership. Notwithstanding anything in this Agreement to the contrary, Owner does not obtain or receive any ownership of the Software or Documentation or copies thereof or the copyrights, trade secrets or other intellectual property therein.
Title to Interline Software and Documentation and copies thereof is retained by Interline. Software and Documentation and copies thereof will only be loaned to Owner for the duration of the License.
                          EXHIBIT F

                 INSTALLATION AND ACCEPTANCE

1. Installation and Start-Up of Unit. Interline shall supervise the installation, erection, assembly and start-up (including the Acceptance Test referred to in paragraph 2 below) of the Unit at the Unit Site. Owner or Purchaser shall provide Interline and its personnel with access to and use of such facilities, power supplies, offices and other resources as are reasonably requested by Interline to facilitate installation, erection, assembly, and start-up. Such requests shall be made by Interline in writing and in advance of the time they are required to allow Owner or Purchaser reasonable time to comply therewith.

2. Acceptance Test. After installation of the Unit at the Unit Site, Interline shall, with the assistance and participation of Owner and Owner's personnel, conduct an acceptance test in accordance with Exhibit D (the "Acceptance Test"). The Acceptance Test will be deemed successful if the test is completed without the Interline or Owner discovering any substantial and material nonconformity with the Specifications. If any such nonconformity is discovered, Interline may take such remedial action and/or provide such work-around solutions as it deems appropriate and Owner shall cooperate in the implementation of such remedial action and work-around solutions. This may include, without limitation, adjustments and corrections to the Unit, the addition or replacement of Unit equipment, and/or changes to the operation of the Unit or its operating parameters.

3. Certificate of Final Acceptance. When the Acceptance Test has been successfully completed, Owner shall execute and deliver to Interline and to Purchaser a Certificate of Final Acceptance accepting the Unit as installed at the Unit Site. It is the responsibility of Owner to report in writing to Interline any nonconformity of the Unit with the Specifications before executing the Certificate of Final Acceptance.
                          EXHIBIT G

           RESPONSIBILITIES OF OWNER OR PURCHASER

1. Site Preparation and other Responsibilities. At their sole cost and expense, Owner or Purchaser shall be responsible for the selection of the location of the Unit
Site and for the preparation of the Unit Site for the installation of the Unit and for maintenance of said site and its environment. At their sole cost and expense, Owner or Purchaser shall be responsible for all tasks and items
(including the procurement thereof) identified in the Infrastructure and Site Preparation Package and for:

                    (a)  The provision, installation and
               start-up of all equipment and resources
               needed for the Unit.

                    (b)  The provision of all needed
               utilities (e.g., electricity, water, fuel, etc.) and other infrastructure to the Unit
               Site and Unit.

                    (c)  Any and all site improvements,
               structures, ancillary items and assistance during installation, including, without limitation:

                   All civic work, engineering, layout, excavation and
                 trenching (concrete and asphalt accuracy to be plus or minus 1/8");

                   Concrete pad upon which the Unit will be installed
                 (accuracy to specifications shall be plus or minus 1/8");

                   Gas, water, fire, storm drainage, sewer, electrical
                 lines and area lighting of adequate size and capacity (including temporary power and water);

                   Fencing (temporary and permanent);

                   Bolt anchor embedments (accuracy to specifications
                 shall be plus or minus 1/16th inch);

                   Furnace, product heating lines, supply and return lines
                 to and from tank farm and furnace to process battery limits termination points, and other lines to the point of connection to the Unit;

                   Buildings, such as a control center, garages, personnel
                 quarters, etc.;

                   Blending facilities for converting Base Oil or other
                 Finished Products to higher grades;

                   Trucking facilities and storage facilities (including
                 raw material receiving equipment such as pumps and piping to connect to storage areas and product load out equipment with measuring devices and pump lines from storage);

                   Material handling equipment to include:
                    -   120 ton crane for 4 week period with
                    operator;
                    -   10 ton forklift with boom extension
                     for 6 week period; with operator;
                    -   2 ton flatbed truck for 6 week
                    period;
                    -   2 ea. 300 AMP welding machine for 6
                    week period;
                    -   80 foot manlift for 2 week period;

                   Supplying trained, professional construction people
                 with hand tools for two month period to include:
                    -   3 ea. Certified Welders;
                    -   3 ea. Pipe Fitters;
                    -   2 ea. Labor/Helper;
                    -   2 ea. Electricians;
                    Productivity of these and any other
                    Owner or Purchaser supplied construction craftsmen shall comply with production and quality standards of Gagon
                    Mechanical.  If productivity or quality
                    of workmanship of construction people
                    supplied by Owner or Purchaser is less
                    than the Gagon Mechanical standards (as
                    determined by Interline's supervisors),
                    then Owner or Purchaser shall promptly
                    replace such workmen with persons
                    capable of meeting the Gagon Mechanical
                    standards.

                   Provide all propane required for process;

                   Storage tanks and related piping, pumps and
                 miscellaneous items; and

                   Owner or Purchaser representative at the Unit Site.

2. Local Experts and Compliance with Laws. At its sole cost and expense, Owner or Purchaser shall obtain and procure the services of a local professional engineer and other experts and professionals as necessary who will ascertain and ensure that the design, installation, erection, assembly, start-up and operation of the Unit and the Unit Site comply with local, national, and all other applicable laws, codes, ordinances and regulations and will assist Owner or Purchaser in obtaining any and all required permits, licenses and approvals. The responsibility of complying with all applicable laws, ordinances, codes, regulations and the like and of obtaining all necessary permits, licenses and approvals shall rest solely with Owner or Purchaser.

3. Raw Materials. At its sole cost and expense, Owner or Purchaser will supply all water, feedstock, chemicals, utilities and raw materials, in such quantity and quality as are required to operate the Unit and process Used Oil. Interline shall at its expense provide the initial loading of the Unit consumables (except propane) and the spare parts for the first 6 months of operation of the Unit from the date of installation of the Unit at the Unit Site. The nature and amount of such spare parts, if any, shall be as recommended by the manufacturers of the component parts of the Unit.

4. Security and Safety. Owner or Purchaser shall be responsible for the security of the Unit and all Unit-related equipment, engineered items, materials and supplies delivered to the Unit Site. Owner or Purchaser shall ensure the safety, health and reasonable comfort of Interline personnel at the Unit Site.

5. Costs and Expenses. In addition to any fees or charges under this Agreement, and except for cost and expense of providing the supervisors required by Exhibit F Paragraph 1 above, Owner or Purchaser shall pay for (or reimburse Interline for) any and all reasonable costs and expenses incurred by Interline and Interline personnel in connection with the installation, erection, assembly and/or start-up of the Unit or any other services rendered at Owner's or Purchaser's request. Transportation, meals, lodging and other accommodations for Interline personnel shall be consistent with U.S. industry practice, and the safety, health and reasonable comfort of Interline personnel shall not be compromised.

6. Interline Personnel. With respect to Interline personnel, the Parties agree as follows:

                    (a)  Travel.  All travel shall be by
               commercial airline service via business class and the most expeditious route available.
               All travel and lodging arrangements shall be made by Interline, but must be reasonable.
               If Interline requests, Owner or Purchaser shall assist Interline in making such arrangements.

                    (b)  Indemnification and Insurance.
               Without limiting any other provision set forth in this Agreement, Owner or Purchaser shall indemnify Interline and all Interline personnel against, and hold them harmless from, any and all claims, costs, damages, injuries and expenses which may arise in connection with the performance of duties and obligations under this Agreement while in Korea.

                    (c)  Office, Secretarial and
               Communication Facilities and Services. Owner or Purchaser shall provide each of Interline's personnel at the Unit Site with suitably furnished, lighted, heated and air conditioned office space (including restrooms), with suitable secretarial services, with suitable communication facilities (including facsimile and telephone) and with suitable space for storing tools and equipment. The cost of all communications (telephone, facsimile, telex, cable, etc.) made by Interline personnel within the scope of their duties while on assignment to Owner or Purchaser shall be paid by Owner or Purchaser.

                    (d)  Assistance to Interline personnel.
               Owner or Purchaser shall give any assistance which Interline personnel may reasonably require for their health, safety, comfort or well being or in order to perform Interline's obligations and duties under this Agreement.

                    (e)  Interpreters.  Owner or Purchaser
               shall make interpreters available to
               Interline personnel as reasonably requested to facilitate the performance of Interline's obligations under this Agreement.

7. Supervision or Management Services. Except for the supervision described in Exhibit F Paragraph 1 above, Interline and its personnel shall function merely as advisors and consultants, and Owner or Purchaser shall not
(a) require or request that Interline or Interline personnel perform any supervisory or managerial duties, or (b) rely upon Interline or Interline personnel for any supervisory or managerial services.
                          EXHIBIT H

                  TRAINING AND CONSULTATION

1. Initial Training. Owner shall receive 10 days of "Initial Training" at Interline's facilities in Sandy, Utah, U.S.A. Initial Training shall be conducted on a Monday through Friday week reasonably designated by Interline. Initial Training shall provide instruction with respect to the operation and use of the Unit. Interline's pilot plant will be used for Initial Training. Initial Training will be attended by not more than ten trainees designated by Owner. Each day of training shall be approximately 6 to 8 hours. The scope, content and manner of Initial Training shall be determined by Interline. Owner's trainees shall be experienced in the operation of petroleum refining equipment and able to understand instruction given in the English language.

2. Telephone Consultation. For one year beginning on the date that the Unit is installed, Owner shall be entitled to telephone consultation at no additional fee for up to 20 hours per month. Said hours are not cumulative and unused hours will not be carried forward or credited to other months. Telephone consultation is subject to the reasonable availability of Interline's telephone consultation personnel during Interline's telephone consultation hours. Telephone consultation consists primarily of answers to questions and is not to be used for training purposes. Telephone consultation is subject to Interline's then-current telephone consultation policies, limitations and procedures. All telephone tolls will be paid by Owner. Telephone consultation after said year or in excess of the hourly limit is governed by Paragraph 4.3.

3.  Additional Consultation and Additional Training.  If
Owner desires additional consultation or additional training, such consultation and training will be available to Owner subject to the following:

          (a)  Additional consultation and additional
               training are only available at such times and places as offered by Interline, and are subject to the availability of Interline's personnel.

                    (b)  Interline is entitled to receive
               its then-current fees, as established by Interline, for consultation and additional training. The payments set forth in this Agreement only entitle Purchaser and Owner to the Initial Training and Telephone Support described in Paragraphs 1 and 2 above.

                    (c)  Consultation and additional
               training shall only be used by Owner for the purpose of operating the Unit in the Territory.

          (d) All information learned from consultation and additional training shall be subject to the provisions and restrictions of this
               Agreement, including confidentiality and nonuse provisions.

                    (e)  Owner shall pay all expenses
               reasonably incurred by Interline and its personnel in connection with consultation or additional training.
                    (f)  Interline may decline to provide
               consultation and training for any or no
               reason after five years from the date of this Agreement and at any time if Purchaser or Owner breach this Agreement.

4. Expenses. Owner shall be responsible for any and all costs and expenses of its trainees and personnel incurred in connection with Initial Training, additional training, telephone consultation, and/or additional consultation, including (without limitation) transportation, meals, accommodations, entertainment, compensation, etc. Interline shall pay its own expenses in connection with the Initial Training and telephone consultation. Owner shall also pay all expenses reasonably incurred by Interline and its personnel in connection with additional training, telephone consultation and/or additional consultation, or occasioned because of delay caused by Owner or Purchaser.

5. Interline Maintenance Agreement. This Agreement does not entitle Owner to any maintenance services. Maintenance services from Interline are available through an Interline
Maintenance Agreement, but only if such agreement is executed by Interline and Owner and the applicable fees for maintenance services are paid to Interline.

6. Owner's Personnel. Owner shall ensure that all of its trainees and other personnel and representatives who visit any of Interline's facilities shall comply with all safety and other policies, procedures and guidelines of Interline. Interline shall not be liable for, and Owner shall indemnify Interline and its directors, officers, employees, shareholders, agents and representative against, and hold them harmless from, any and all injuries, deaths, damages, liabilities, losses and claims incurred, caused or asserted by any of the trainees or any other personnel or representatives of Owner who visit Interline's facilities.
                          EXHIBIT I

           WARRANTIES, INDEMNIFICATION, DISCLAIMER
                 AND LIMITATION ON LIABILITY

1.  Warranty Unit.

a. Workmanship and Quality All work performed by Interline and their subcontractors is to be done in a good and workmanlike manner, and is guarantee against failure (except that due to corrosion or misuse) and defect in labor or materials for one year from date of completion. Interline will also extend all warranties provided by the manufacturers and vendors of any equipment purchase for use in the completed facility.

b. Plant Capacity Interline will warrant the plant's ability to process 24,000 gallons per day and the product yields. Capacity and product yields will be determined by a 24 hour performance test conducted by the Owner (at their expense) within 45 days after the plant installation is completed. The test will be witnessed by Interline representatives (at Interline's expense), and will be conducted when the facility is operating at conditions no less favorable that those of the original design. This means Interline will warrant feed rates and product yields based on the samples sent to us for design basis. If the feed quality changes, the product yields may vary and the warranty will not be in force. It also means once the 24 hour performance test has been successfully completed, this warranty has been completely satisfied and future performance is the responsibility of the owner.

If the plant fails to meet the requirements, Interline will perform the necessary engineering design, purchase the materials, and install the materials necessary to correct the performance, at no cost to the Owner.

c. Operating Costs. Interline will warrant the heat absorbs by the process (we will measure the hot oil temperature to and from the fired heater and the hot oil flow rate to determine heat absorbed) as well as electrical consumption. These consumption's will be determined during the 24 hour performance test and will be considered to meet the warranty upon the successful completion of the performance test.

Interline cannot warrant the total fuel consumption as the Owner or Purchaser is responsible for purchasing the heater and may choose a less efficient heater with a lower capital cost as opposed to buying a heater with more heat recovery surface. This is an economical decision that is dependent on the Owner.

d. Equipment List. Interline will guarantee to supply a description of equipment characteristics and the life term of the equipment in the plant description.

This Agreement defines the entire and only warranties, representations and guarantees of Interline with respect to the quality, properties, safety, characteristics, functionality, usefulness, merchantability, adequacy and suitability of the Unit and Disclosed Information. The warranties, representations and guarantees of Interline are subject to the following conditions:
     (a) Purchaser has complied with its obligations under the Unit Purchase Agreement, and Owner has complied with its obligations under this Agreement,
     (b) that Owner's operators of the Unit have completed training to the reasonable satisfaction of Interline,
     (c) that a sufficient number (as determined by Interline) of preliminary runs have been conducted prior to the Acceptance Test,
     (d) that Acceptance Test is conducted in a timely manner unless delayed due to the fault or delay of Interline,
     (e) that the Unit has not been damaged or misused by anyone other than Interline after delivery to Purchaser, and
     (f) that the Acceptance Test will not commence until the Unit and the Parties, supplies and equipment have arrived at the Unit Site.

2. Warranty - Infringement. Interline warrants that as of the date of this Agreement Interline has no actual knowledge that the Unit or any Disclosed Information to be used by Owner with the Unit infringes any patent, trade secret or copyright of a third party.

3. Disclaimer. INTERLINE MAKES NO REPRESENTATION, WARRANTY OR GUARANTEE, EXPRESS, IMPLIED OR BY OPERATION OF LAW, RELATING IN ANY WAY TO THE UNIT, DISCLOSED INFORMATION, LICENSED PATENTS, FINISHED PRODUCTS PRODUCED AT THE UNIT, TRAINING, CONSULTATION OR ANY OTHER MATTER RELATING TO THIS AGREEMENT, NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT ARE DISCLAIMED AND EXCLUDED BY INTERLINE.

4.  Limitation on Liability.  IN NO EVENT SHALL INTERLINE BE
LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL
DAMAGES OR ANY DAMAGES OTHER THAN REASONABLY FORESEEABLE
GENERAL DAMAGES.

                      TABLE OF CONTENTS


SECTION 1  -  INTRODUCTION      1
   1.1  The Unit  1
   1.2  Oil   1
   1.3  Used Oil  2
   1.4  First Perc Process Equipment    2
   1.5  MP-FP Vessel   2
   1.6  Finished Products     2
             (a)"Residuum"   2
             (b)"First Perc Material"  2
             (c)"Base Oil"   2
             (d)"Diesel"     2
             (e)"Gasoline"   3
             (f)"Finished Products"    3
   1.7  Disclosed Information      3
   1.8  Proprietary Information    3
   1.9  Proprietary Materials      3
   1.10 Licensed Patents      3
   1.11 Interline's facilities     4
   1.12 Licensed Field   4
   1.13 Territory      4
   1.14 Gallons   4
   1.15 Specifications   4
   1.16 Purchaser      4
   1.17 Unit Purchase Agreement    4
   1.18 Unit Site      4

SECTION 2  -  MANUFACTURE AND PURCHASE OF UNIT      5
   2.1  Manufacture of Unit   5
   2.2  Design Capacity       5
   2.3  Purchase of Unit by Owner       5
   2.4  Title     5

SECTION 3  -  DOCUMENTATION AND SOFTWARE       5
   3.1  Documentation  5
             (a)Operations Manual      5
             (b)Data Book    5
             (c)Infrastructure and Site Preparation
             Package   6
   3.2  Software  6
   3.3  Right to Copy  6
   3.4  Protection of Documentation and Software
        6
   3.5  Ownership      6

SECTION 4  -  TRAINING AND CONSULTATION   6
   4.1  Initial Training      6
   4.2  Telephone Consultation     6
   4.3  Additional Consultation and Additional
        Training  7
   4.4  Expenses  7
   4.5  Interline Maintenance Agreement      8
   4.6  Owner's Personnel     8

SECTION 5  -  INSTALLATION AND ACCEPTANCE      8
   5.1  Installation and Start-Up of Unit    8
   5.2  Acceptance Test       8
   5.3  Certificate of Final Acceptance      9

SECTION 6  -  RESPONSIBILITIES OF OWNER   9
   6.1  Site Preparation and other Responsibilities
        9
   6.2  Local Experts and Compliance with Laws.  10
   6.3  Raw Materials 10
   6.4  Security and Safety  11
   6.5  Costs and Expenses   11
   6.6  Interline Personnel  11
             (a)Travel 11
             (b)Indemnification and Insurance   11
             (c)Office, Secretarial and Communication
             Facilities and Services   11
             (d)Assistance to Interline personnel
             12
             (e)Interpreters     12
   6.7  No Supervision or Management Services    12

SECTION 7 - THE LICENSE   12
   7.1  Grant of License     12
   7.2  License of Licensed Patents    12
   7.3  Term 12
   7.5  Termination   12
   7.6  Effect of Termination     12
        (a)  Exercise of Option to Repurchase    13
        (b)  Repurchase Price     13
        (c)  Delivery of Repurchased Items  13
             (d)Option not Exercised  13
   7.7  No Sublicensing or Assignment  14
   7.8  Expansion     14
   7.9  Reservation of Rights     14
   7.10 Patent Markings      14
   7.11 Right to Inspect     14
   7.12 Trademarks    14
   7.13 Ownership     15

SECTION 8  -  TECHNOLOGY EXCHANGE   15
   8.1  Technology Exchange  15
   8.2  Interline Improvements    15
   8.3  Owner Improvements   15
   8.4  Licenses 15

SECTION 9 - PAYMENTS   15
   9.1  Royalty to Interline      15
   9.2  Extension of Royalty Period - Improvements
        16
   9.3  Other Payments  16
   9.4  Interest 16
   9.5  Taxes    16
   9.6  Measurement   17
   9.7  Quarterly Statements      18
   9.8  Royalty Payments     18
   9.9  Efforts to Process Used Oil    18
   9.10 Records  18

SECTION 10 - WARRANTIES, INDEMNIFICATION, DISCLAIMER
    18

AND LIMITATION ON LIABILITY    18
   10.1 Warranty - No Conflict.   18
   10.2 Warranty - Unit      18
   10.3 Warranty - Infringement   19
   10.4 Disclaimer    19
   10.5 Limitation on Liability   19
   10.6 Indemnification - By Owner     19
   10.7 Allocation of Risk   20

SECTION 11 - CONFIDENTIALITY   20
   11.1 Acknowledgment  20
   11.2 Restrictions  20
   11.3 Protection of Unit   20
   11.4 Employees     20
   11.5 Disclosure to Independent Contractors    21
   11.6 Return of Proprietary Materials     21
   11.7 Owner Improvements   21
   11.8 Injunctive Relief    21

SECTION 12  -  GOVERNMENTS AND COUNTRIES      21
   12.1 Purchaser's Responsibility     21
   12.2 Export Act    21
   12.3 Impairment by Government Regulation      22
   12.4 Different Customs, Laws and Languages    22

SECTION 13 - GENERAL PROVISIONS     22
   13.1 Attorneys' Fees      22
   13.2 Severability  22
   13.3 Governing Law 22
   13.4 Final Agreement      22
   13.5 Waiver   23
   13.6 Headings 23
   13.7 Language 23
   13.8 Notices  23
   13.9 Force Majeure 23
   13.10    English Language     23
   13.11    Assignments     24
   13.12    Delegation of Duties 24
   13.13    Relationships   24
   13.14    Termination Option - Interline 24
   13.15    Insolvency, Bankruptcy    24
   13.16  Construction and Interpretation   24
   13.17    United States Dollars     24
   13.18    Non-Frustration, Other Instruments,
        Further Assurances   24
   13.19    Execution  24

                    UNIT PURCHASE AGREEMENT



                          by and among



                INTERLINE RESOURCES CORPORATION


                              and


                   JINNES TECHNOLOGIES, INC.

            Date of Agreement:    December 29, 1994
This document is prepared with no comma before following three types of joining words: or and and/or. UNIT PURCHASE AGREEMENT

     This Unit Purchase Agreement (the "Agreement") is dated
_______________, 1994 and is by and between the following
Parties:

          Interline:          Interline Resources Corporation
                         a Utah corporation
                         160 West Canyon Crest Drive
                         Alpine, Utah 84004
                         U.S.A.

          Purchaser:          Jinnes Technologies, Inc.
                         a California corporation
                         624 E. Evelyn Avenue, Suite F
                         Sunnyvale, California 94086
                         U.S.A.


                            RECITALS

     WHEREAS, Purchaser recognizes and acknowledges that Interline possesses substantial and valuable technology, expertise, know-how, information, trade secrets, patent rights and intellectual property relating to the processing of Used Oil and the manufacture and operation of equipment for the processing of Used Oil;

     WHEREAS, Purchaser desires to purchase from Interline a Unit for processing Used Oil and to immediately resell it to Owner, provided that Interline, under the Unit License Agreement, grants to Owner a license for the operation of the Unit in the Territory, as defined herein; and

     WHEREAS, Interline is willing to construct the Unit and sell the Unit to Purchaser and to grant the license to Owner for operation of the Unit in the city of Seoul, Republic of Korea, but only under the terms and conditions of this Agreement.

     NOW, THEREFORE, the Parties agree as follows:


                   SECTION 1  -  INTRODUCTION

     1.1 The Unit. The "Unit" shall mean the Unit (including its equipment and instrumentation) constructed and assembled by Interline for Purchaser and sold to Purchaser under this Agreement. The Unit is for processing Used Oil. Interline Technology is utilized in the construction and operation of the Unit.

     1.2  Oil.   "Oil" shall mean any oil refined from crude oil.
Oil may contain additives to improve its lubrication, wear, oxidation, corrosion and/or other characteristics.

     1.3  Used Oil.   "Used Oil" shall mean any Oil that has been
used for its intended purpose and as a result of such use has been contaminated by physical and/or chemical impurities.

     1.4 MP-FP Vessel. "MP-FP Vessel" shall mean the vessel used in the operation of the Unit for solvent extraction. Used
Oil is introduced into the MP-FP Vessel, combined with a carrier and subjected to solvent extraction processing utilizing
Disclosed Information.

     1.5 Finished Products. "Finished Products" are described below:

               When Used Oil is processed by the Unit in accordance with Interline's instructions, "Residuum" and "First Perc Material" will result. This is accomplished in an MP-FP Vessel. The Residuum is a "Finished Product" that may be sold or used. The First Perc Material may be sold or used as a Finished Product or may be further processed by distillation or other means to recover other Finished Products, such as Base Oil, Gasoline and Diesel.

                    (a)  "Residuum" shall mean the colloidal
               material separated from lighter Used Oil fractions through the processing of Used Oil by the Unit. The bottoms recovered from the further processing of First Perc Material may be combined with (and thus become part of) the Residuum.

                    (b)  "First Perc Material" shall mean the
               hydrocarbon material other than Residuum which results from the solvent extraction processing of Used Oil through the use of the Unit.

                    (c)  "Base Oil" shall mean the base oil
               recovered by the Unit from Used Oil. Base Oil is derived from the distillation of First Perc
               Material. Such distillation process can segregate the Base Oil from the Gasoline and Diesel fractions and the bottoms.

                    (d)  "Diesel" shall mean the fraction
               commonly referred to as diesel that is recovered by the Unit from Used Oil. Diesel can be derived from the distillation of First Perc Material.

                    (e)  "Gasoline" shall mean the fraction
               commonly referred to as gasoline that is recovered by the Unit from Used Oil. Gasoline can be derived from the flashing of First Perc Material.

                    (f)  "Finished Products" shall mean all
               commercially marketable products produced as a result of processing Used Oil by any process, equipment or apparatus of the Unit. Finished Products include, but are not necessarily limited to, First Perc Material, Diesel, Gasoline, Base Oil and Residuum. Finished Products other than First Perc Material, Diesel, Gasoline, Base Oil and Residuum, are sometimes referred to in this Agreement as "other Finished Products."

     1.6 Disclosed Information. "Disclosed Information" shall mean any and all information, technology, data, expertise, know-how, trade secrets, intellectual property, inventions, processes, ideas, product formulations, compositions, operating procedures, operating conditions (including temperatures, pressures, flow rates, etc.), specifications, Unit designs, equipment configurations and the like, which are disclosed or transferred by Interline (and/or any of its independent contractors or Owner) to Purchaser. All information learned by Purchaser from the Unit or from Owner shall be deemed part of the Disclosed Information.

     1.7 Proprietary Information. "Proprietary Information" shall mean any and all Disclosed Information (whether or not reduced to writing and in any stage of development) except for Disclosed Information that is in the public domain at the time of disclosure by Interline to Purchaser or Owner. Proprietary Information, which subsequent to disclosure by Interline to Purchaser or Owner, becomes part of the public domain through no fault of Purchaser or Owner shall thereafter cease to be Proprietary Information. Public domain status must be established through printed publications and/or other credible, tangible evidence. Furthermore, anything which becomes lawfully and legitimately available to Purchaser or Owner from a third party (who did not directly or indirectly acquire the same from Interline or Interline's licensors or assignors) shall be released from the provisions of Section 8 (entitled "Confidentiality"), but only to the extent necessary to permit such use and disclosure as are permitted by such third party. Specific items of Disclosed Information shall not be excluded from the scope of Proprietary Information merely because they can be assembled by selection and combination of subject matter within the scope of the above exceptions, or merely because they are encompassed within more general subject matter within the scope of the above exceptions.

     1.8 Proprietary Materials. "Proprietary Materials" shall mean any and all writings, records, documents and other tangible media in which Proprietary Information is embodied, stored or recorded, or from which Proprietary Information can be transferred, retrieved, reproduced, read or utilized. Any documentation received by Purchaser from Interline shall be presumed to be Proprietary Materials.

     1.9 Interline's facilities. Any reference in this Agreement to Interline's facilities or offices shall also mean and include the facilities and offices of Interline's subsidiary corporations, including Gagon Brothers Mechanical Contractors,
Inc.

     1.10 Territory. The "Territory" shall mean within twenty miles of the city of Seoul, Republic of Korea. The Territory does not include any geographic area outside said twenty mile radius around Seoul.

     1.11 Gallons. Any reference in this Agreement to "gallons" or "gallon" shall mean U.S. gallons or U.S. gallon.

     1.12 Specifications. The "Specifications" shall mean the descriptions of the Unit set forth in Exhibit A and the specifications set forth in Exhibit B.

     1.13 Owner.  "Owner" shall mean Dukeun Industrial Co., Ltd.
a Korean company with an address at Daichi-Dong, Kangnam-Ku, Seoul, Republic of Korea.

     1.14 Unit License Agreement. "Unit License Agreement" shall mean the Unit License Agreement between Interline and Owner, which shall be substantially in the form of Exhibit C.

     1.15 Unit Site. "Unit Site" shall mean the site in the Territory selected by Owner for the Unit. The Unit Site must be in the Territory.

     1.16 Other Definitions. Words used in this Agreement with initial capital letters shall have the express definition provided in the Unit License Agreement.


         SECTION 2  -  MANUFACTURE AND PURCHASE OF UNIT

     2.1 Manufacture of Unit. Interline shall manufacture a single Unit for Purchaser. A summary description of the Unit to be manufactured is set forth in Exhibit A. Interline's manufacturing duties include the following:

                    (a)  Process engineering and design for the
               process to be implemented by the Unit.

                    (b)  Unit design and detailed engineering of
               the Unit, including design and engineering of furnace, incoming storage tanks, intermediate process storage, finished product storage and Unit Site layout.

                    (c)  Procurement of materials and equipment
               for the Unit and assembly and fabrication of the Unit, but not including furnace, incoming storage tanks, intermediate process storage, finished product storage or the Unit Site.

                    (d)  Preparation of an Infrastructure and
               Site Preparation Design Package for the Unit.

                    (e)  Design and installation of Unit control
               instrumentation.

                    (f)  Initial loading of Unit consumables.

At Interline's request, Purchaser shall promptly provide all information and guidance needed by Interline in order to design and manufacture the Unit to meet all applicable laws, ordinances, codes, regulations and other requirements in the Territory. Any additional costs incurred by Interline in meeting such laws, ordinances, codes, regulations and other requirements shall be paid by Purchaser in addition to the Unit Purchase Price.

     2.2 Design Capacity. The "Design Capacity" of the Unit shall be 24,000 gallons of Used Oil (and any other materials included in the charge to the Unit) processed per 24 hours of continuous operation.

     2.3 Purchase. Purchaser agrees to purchase the Unit from Interline and agrees to pay for the Unit in accordance with the terms, conditions and provisions of this Agreement.

     2.4 Sale to Owner. Purchaser agrees to promptly sell the Unit to Owner in accordance with Purchaser's own separate purchase agreement with Owner. Such purchase agreement shall not negate, limit or affect any of (a) Purchaser's obligations to Interline under this Agreement or any of the other terms, conditions and provisions of this Agreement, or (b) Owner's obligations to Interline under the Unit License Agreement or any of the other terms, conditions and provisions under the Unit License Agreement.

     2.5 Title. Title to the Unit shall pass to Purchaser when Interline receives from Purchaser payment in full of the entire Unit Purchase Price under Paragraph 6.1 and Purchase sells the Unit to Owner. Neither Purchaser, Owner nor the two of them acting together have the right or the power to sell, lease or encumber the Unit until after title passes to Owner (and even after such passage of title, Paragraph 8.5 shall continue to govern). The occurrence before title passes from Purchaser to Owner of any event which creates or purports to create in any other person any rights with respect to the Unit shall entitle Interline to immediate and summary possession of the Unit.

     2.6 Risk of Loss. Risk of loss with respect to Unit shall shift to Purchaser when the Unit is delivered to Purchaser under Paragraph 4.2, or otherwise comes into the possession or control of Purchaser or Owner or their designee, or a carrier for transit to Purchaser or Owner, whichever occurs first.

     2.7 Schedule. The Parties shall cooperate with each other and exercise their best reasonable efforts to meet the Schedule set forth in Exhibit D.


            SECTION 3  -  DOCUMENTATION AND SOFTWARE

     3.1 Provided Directly to Owner. Pursuant to the Unit License Agreement, Interline shall provide Owner with certain Documentation and Software relevant to the Unit, and its installation and operation. Purchaser shall have no right to any such documentation or software delivered by Interline to Owner.

     3.2 Documentation Delivered to Purchaser. Any documentation delivered to Purchaser by Interline relevant to the Unit or is operation or installation shall promptly be delivered by Purchaser to Owner as part of the Unit.

     3.3 Ownership. Notwithstanding anything in this Agreement to the contrary, Purchaser does not obtain, nor will Purchaser receive, any ownership of the any documentation received from Interline or copies thereof or the copyrights, trade secrets or other intellectual property therein.

      SECTION 4  -  INSPECTION, DELIVERY AND INSTALLATION

     4.1 Inspection by Purchaser. Before the Unit is delivered to Purchaser (see Paragraph 4.2), the Unit shall be inspected by a representative of Purchaser. It is understood that the Unit will be in an unassembled condition. It is the responsibility of Purchaser to report in writing to Interline the basis for any cause or reason for rejecting the Unit. The unassembled condition of the Unit shall not be a cause or reason for rejection. Notwithstanding the Delivery Date indicated in Exhibit D, Interline shall have no obligation to deliver the Unit until after Purchaser has inspected the Unit. Purchaser shall promptly make its representative available for this inspection and purpose when Interline gives notice that the Unit is ready for inspection.

     4.2 Delivery. Following acceptance of the Unit after the inspection of the Unit by a representative of Purchaser. Interline shall deliver the Unit to Purchaser at Interline's facilities in Sandy, Utah, U.S.A. Purchaser shall receive and accept the Unit at such location. Purchaser shall be responsible for transporting the Unit from Interline's facilities to Owner and to the Unit Site. Purchaser's responsibility includes packing and preparing the Unit for transportation and making all necessary arrangements for transportation, including the selection of a carrier. Purchaser and/or Owner shall be responsible for the costs and expenses (including insurance) of transporting the Unit from Interline's facilities to Owner at the Unit Site. It is understood that the Delivery Date (see Exhibit
D) may be delayed by unexpected or unavoidable delays in manufacture or by the need to remedy any problem that may cause a rejection of the Unit under Paragraph 4.1.

     4.3 Installation and Start-Up of Unit. Interline shall supervise the installation, erection, assembly and start-up of the Unit at the Unit Site pursuant to the Unit License Agreement.

     4.4 Acceptance Test. After installation of the Unit at the Unit Site, Interline shall, with the assistance and participation of Owner and Owner's personnel, conduct acceptance testing as provided in the Unit License Agreement.

     4.5 Owner's Personnel. Purchaser shall ensure that all of its personnel and representatives who visit any of Interline's facilities shall comply with all safety and other policies, procedures and guidelines of Interline. Interline shall not be liable for, and Purchaser shall indemnify Interline and its directors, officers, employees, shareholders, agents and representative against, and hold them harmless from, any and all injuries, deaths, damages, liabilities, losses and claims incurred, caused or asserted by any personnel or representatives of Purchaser who visit Interline's facilities.

     4.6 Interline Maintenance Agreement. This Agreement does not entitle Purchaser to any maintenance services for the Unit. Maintenance services from Interline are available through an Interline Maintenance Agreement, but only if such agreement is executed by Interline and Owner and the applicable fees for maintenance services are paid to Interline.


              SECTION 5 - OBLIGATIONS OF PURCHASER

     5.1 Expansion or Alteration of Unit. Purchaser may not expand the capacity of the Unit, or alter, or change the Unit or any goods obtained from Interline under this Agreement.

     5.2 No Right to Operate Unit. Rights not expressly granted to Purchaser under this Agreement are reserved by Interline. Nothing in this Agreement shall provide Purchaser with any right to utilize, to license to third parties, or to otherwise use, exploit or practice the Licensed Patents, Disclosed Information, Proprietary Information or any technology embodied in the Unit or its operation.

     5.3 Trademarks. Nothing in this Agreement authorizes Purchaser to use any trademark, service mark, name, logo or commercial symbol of Interline, or to remove or alter any trademark, name, logo or commercial symbol on any part of the Unit.

     5.4 Ownership. Purchaser acknowledges that Interline (and Interline's licensors) are the owners of the Proprietary Information and Licensed Patents licensed to Owner under the Unit License Agreement. To the extent permitted by applicable law:
(a) Purchaser shall not challenge or contest the validity or enforceability of any Proprietary Information or Licensed Patents, and (b) if Purchaser or Owner does so, Interline may terminate this Agreement.


                      SECTION 6 - PAYMENTS

     6.1 Unit Purchase Price. Purchaser shall pay to Interline a Unit Purchase Price equal to the sum of Two Million United
States Dollars (U.S. $2,000,000) as follows:

                    (a)  $200,000 within 15 days after Interline
               provides evidence that it has obtained a performance bond required by Paragraph 6.2.

                    (b)  $200,000 when Interline informs
               Purchaser that Interline has begun preparation of the detailed process design and engineering for the Unit.

                    (c)  $800,000 when Interline informs
               Purchaser that Interline has completed the preparation of the detailed process and design engineering for the Unit and the preparation of the layout and specifications for the Unit Site.

                    (d)  $600,000 upon delivery of the Unit to
               Purchaser.

                    (e)  $250,000 upon installation of the Unit
               at the Unit Site.

                    (f)  $200,000 upon completion of the
               Acceptance Test.

If delivery of the Unit is delayed due to the fault or delay of Purchaser or Owner, then the payment under (d) above shall be made immediately. If the installation of the Unit is delayed due to any cause or reason other than the fault or delay of Interline, the $250,000 payment under (e) above shall be made within 2 months of the date that substantially all of the Unit arrives at the Unit Site. If the Acceptance Test is delayed due to any cause or reason other than the fault or delay of Interline, the $200,000 payment under (f) shall be made within 3 months of the date that substantially all of the Unit arrives at the Unit Site.

     6.2 Performance Bond. Interline shall obtain a performance bond in the amount of $2,250,000 covering its obligations under this Agreement. Evidence of such performance bond shall be provided to Purchaser. Interline shall pay for only the first $15,000 price of the performance bond and Purchaser shall pay for the amount, if any, that the price of the performance bond exceeds $15,000. If the performance bond is not obtained within 30 days from the date of execution of this Agreement by the Parties, then this Agreement shall terminate and neither Party shall have any obligation to the other Party.

     6.3 Other Payments. For any other payments under this Agreement, Purchaser shall make payment to Interline within 30 days of the date of Interline's invoice or written request for reimbursement. Each invoice will be accompanied by supporting time sheets or other appropriate documentation. Each request for reimbursement shall also be accompanied by appropriate documentation of the expenses for which reimbursement is requested.

     6.4 Interest. Any payments under this Agreement (including, without limitation, payments under Paragraphs 6.1, 6.2 and 6.3 hereof) not made by Purchaser in full when due shall thereafter bear interest on the unpaid balance (including accrued but unpaid interest) at the rate of 18% per annum based upon a 365 day year or the highest rate allowed by applicable law, whichever is lower.

     6.5 Taxes. All payments to Interline under this Agreement are in addition to and exclusive of all sales taxes, use taxes, other taxes, duties, imports, assessments and charges of any kind or description (except as provided below) and payment for the same shall be the sole responsibility of Purchaser. Purchaser shall indemnify Interline and its directors, officers, employees, shareholders, agents and representatives against, and hold them harmless from, any and all liability which may be imposed on any of them arising out of Purchaser's failure to make such payments timely and in full. This Paragraph 6.5 shall not apply to any income tax imposed by the United States or the State of Utah on Interline or to any taxes imposed by the government of the Republic of Korea or any of its agencies to the extent, if any, that (a) such Korean taxes are allowable as a direct credit to Interline against United States income taxes levied on payments to Interline, and (b) Interline utilizes such credits.


      SECTION 7 - WARRANTIES, INDEMNIFICATION, DISCLAIMER
                  AND LIMITATION ON LIABILITY

     7.1 Warranty - No Conflict. Each Party represents and warrants that it has the right and power to enter into this Agreement and that this Agreement is not contrary to or in conflict with any other agreement or obligation of the Party.

     7.2 Warranty - Unit. Interline warrants that if the Unit does not successfully complete at least one Acceptance Test as provided in the Unit License Agreement, then Interline will pay liquidated damages to Owner as provided in the Unit License Agreement. This Agreement defines the entire and only warranties, representations and guarantees of Interline with respect to the quality, properties, safety, characteristics, functionality, usefulness, merchantability, adequacy and suitability of the Unit and Disclosed Information. The warranties, representations and guarantees of Interline and Interline's obligations under Section 5, including any obligation to pay liquidated damages to Owner, are subject to the following conditions: (a) Purchaser has complied with its obligations under this Agreement, and Owner has complied with its obligations under the Unit License Agreement, (b) that Owner's operators of the Unit have completed training to the reasonable satisfaction of Interline, (c) that a sufficient number (as determined by Interline) of preliminary runs have been conducted prior to the Acceptance Test, (d) that the Acceptance Test is conducted in a timely manner unless delayed due to the fault or delay of Interline, (e) that the Unit has not been damaged or misused by anyone other than Interline after delivery to Purchaser, and (f) that the Acceptance Test will not commence until the Unit and the Parties, supplies and equipment have arrived at the Unit Site. THE SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF ANY SUCH WARRANTIES, REPRESENTATIONS OR GUARANTEES IS SET FORTH IN THIS AGREEMENT.

     7.3 Warranty - Manufacturers'. In addition to any other warranty provided under this Agreement, Interline agrees to assign to Purchaser, and hereby does assign to Purchaser, all manufacturers' and contractors' warranties relative to the Unit or Unit construction.

     7.4 Warranty - Infringement. Interline warrants that as of the date of this Agreement Interline has no actual knowledge that the Unit or any Disclosed Information to be used by Owner with the Unit infringes any patent, trade secret or copyright of a third party. There is no express or implied warranty of noninfringement except as expressly stated above in this Paragraph 7.4. It shall be the responsibility of Purchaser to conduct such patent searches as they deem appropriate.

     7.5 Disclaimer. INTERLINE MAKES NO REPRESENTATION, WARRANTY OR GUARANTEE, EXPRESS, IMPLIED OR BY OPERATION OF LAW, RELATING IN ANY WAY TO THE UNIT, DISCLOSED INFORMATION, LICENSED PATENTS, FINISHED PRODUCTS PRODUCED AT THE UNIT, TRAINING, CONSULTATION OR ANY OTHER MATTER RELATING TO THIS AGREEMENT, NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. ANY AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT ARE DISCLAIMED AND EXCLUDED BY INTERLINE.

     7.7 Limitation on Liability. IN NO EVENT SHALL INTERLINE BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN REASONABLY FORESEEABLE GENERAL DAMAGES. NOTHING IN THIS AGREEMENT SHALL ENTITLE PURCHASER TO ANY LIQUIDATED DAMAGES FROM INTERLINE. IN NO EVENT SHALL THE AGGREGATE LIABILITY OF INTERLINE TO PURCHASER, OR ANY PERSON CLAIMING THROUGH PURCHASER, EXCEED $1,750,000.

     7.8 Indemnification - By Purchaser. Purchaser shall indemnify Interline and its directors, officers, shareholders, employees and representatives against, and hold them harmless from, any and all claims, liabilities, demands, damages, expenses and losses arising out of any use, sale or other disposition of any Finished Products or other products produced at the Unit or arising out of Owner's operation of the Unit.

     7.9 Allocation of Risk. This Agreement defines and represents a mutually agreed upon allocation of risk between the Parties and the consideration given and received under this Agreement has been adjusted to reflect such allocation of risk.


                  SECTION 8 - CONFIDENTIALITY

     8.1 Acknowledgment. Purchaser acknowledges that Proprietary Information is of great value to Interline and that such value depends in significant part upon the preservation of the confidentiality of the same. Purchaser agrees that it shall take all reasonable precautions to prevent any use or disclosure of Proprietary Information not expressly authorized in writing by Interline.

     8.2 Restrictions. Except as expressly authorized in writing by Interline, Purchaser shall not (a) disclose Proprietary Information to any person or entity, (b) transfer Proprietary Materials to any person or entity, (c) allow any person or entity to gain access to Proprietary Information or Proprietary Materials, (d) aid or encourage any unauthorized use or commercial exploitation of Proprietary Information or Proprietary Materials, (e) file any patent applications disclosing or claiming any Proprietary Information, or (f) fail to report to Interline any infringement or misappropriation of Proprietary Information or Proprietary Materials known to Purchaser. Purchaser shall not disclose to any third party any of the terms, provisions or conditions of this Agreement or the Unit License Agreement except as specifically required by applicable law or government regulation.

     8.3 Protection of Unit. Purchaser acknowledges that the Unit and Software embody or include Proprietary Information and that to protect Proprietary Information the following restrictions are reasonable and necessary. Except as expressly authorized in writing by Interline, Purchaser shall not (a) reverse engineer the Unit, (b) create any drawings, diagrams, flow charts or other documents containing technical information about the Unit, (c) construct or assemble any facility, plant or processing equipment based on the Unit or any part thereof, or
(d) allow any person or entity to inspect, reverse engineer or access the Unit. The Unit shall not be sold or transferred by Purchaser other than to Owner. It is also understood and agreed that any sale or transfer of the Unit by Purchaser to Owner requires that the Unit License Agreement be in force between Owner and Interline.

     8.4 Employees. Purchaser may only disclose Proprietary Information to its employees and allow them access to Proprietary Materials on a need to know basis for purposes related to this Agreement, the Unit License Agreement and/or for operation of the Unit; provided, however, that Purchaser first obtains from each such employee a written agreement to abide by and respect the restrictions and obligations of this Section 8. Said written agreement shall be in a form reasonably acceptable to Interline. Purchaser shall be responsible for the actions and inactions of its employees.

     8.5 Disclosure to Independent Contractors. Interline shall not unreasonably withhold its consent to the disclosure of Proprietary Information by Purchaser to its independent contractors, to the extent that such disclosure is necessary for the installation, erection, assembly, start-up, operation and/or maintenance of the Unit. Purchaser must first obtain the written agreement of the independent contractor to abide by and respect the restrictions and obligations of this Section 8. Said written agreement shall be in a form reasonably acceptable to Interline. Purchaser shall be responsible for the actions and inactions of its independent contractors.

     8.6 Return of Proprietary Materials. Upon termination for any reason of the Unit License Agreement or the License of Owner thereunder, Purchaser shall immediately deliver to Interline (or otherwise dispose of in accordance with Interline's reasonable instructions) any and all Proprietary Materials in the possession or control of Purchaser or any of its employees or independent contractors. Purchaser shall then certify in a writing delivered to Interline that the foregoing has been fully accomplished.

     8.7 Injunctive Relief. Purchaser acknowledges that any breach of any of the covenants or provisions contained in this
Section 8 will give rise to irreparable injury to Interline inadequately compensable in damages or other legal remedies alone. Accordingly, Interline may seek and obtain preliminary and permanent injunctive relief and other equitable remedies against the breach or threatened breach of said covenants or provisions. Such relief shall be in addition to any other legal or equitable remedies which may be available to Interline.


            SECTION 9  -  GOVERNMENTS AND COUNTRIES

     9.1 Purchaser's Responsibility. Purchaser shall obtain for the Parties all approvals, permits, licenses, etc. necessary for this Agreement and for the performance of obligations under this Agreement (including payments to Interline) required by the Government of the Republic of Korea or any of its agencies ministries or under any law, regulation, ordinance or requirement of the Republic of Korea or any of its subdivisions. Approval from the government of the Republic of Korea (including any applicable Korean agencies and ministries) of this Agreement shall be obtained by Purchaser at its expense for benefit of the Parties.

     9.2 Export Act. Purchaser hereby warrants and certifies that no part of Disclosed Information or Interline Technology shall be made available or exported by Purchaser to any country in contravention of any law or regulation of the United States, including the Export Administration Act of 1979 and regulations relating thereto. This Agreement and Interline's obligations hereunder are subject to such laws and regulations.

     9.3 Impairment by Government Regulation. In the event that the government of the Republic of Korea or the United States, or any agency or subdivision of the government of either country, adopts or interprets any measure, regulation or law, which is in conflict with the terms of this Agreement or which has the effect of impairing the object of this Agreement, either Party may propose negotiations for an appropriate modification of this Agreement. The Parties shall in good faith attempt to agree upon an appropriate modification.

     9.4 Different Customs, Laws and Languages. Purchaser acknowledges that the Republic of Korea is at a great distance from Interline, and has laws, languages and customs which are foreign to and unknown by Interline. Accordingly, in an effort to help Interline in its performance of its obligations, Purchaser shall assist Interline in dealing with any problems arising from such distance and differences. Interline shall not be liable for any breach or default caused by any such problem.


                SECTION 10 - GENERAL PROVISIONS

     10.1 Attorneys' Fees. In the event of any litigation or arbitration between the Parties, the prevailing Party shall be entitled to recover from the nonprevailing Party any and all costs, including reasonable attorneys' fees, incurred by the nonprevailing Party. Such relief shall be in addition to any other relief, award or damages to which the prevailing Party may be entitled.

     10.2 Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein; provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

     10.3 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Utah and the laws of the United States of America. The United Nations Convention on Contracts for the Sale of Goods shall not be applicable and is rejected by the Parties. Any litigation or arbitration between the Parties involving Interline shall be conducted in Salt Lake City, Utah, U.S.A. and the Parties hereby submit to such jurisdiction and venue. Such jurisdiction and venue shall be exclusive.

     10.4 Final Agreement. This Agreement (including the Recitals set forth at the beginning hereof and Exhibits A through D, attached hereto) constitutes the final and complete agreement between the Parties concerning the subject matter of this Agreement, and supersedes all prior agreements, understandings, negotiations, letters of intent (including the September 27, 1994 letter from Michael Williams to Jae Sup N. Lee), and discussions, written or oral, between the Parties with respect thereto. Any modification, revision or amendment of this Agreement shall not be effective unless made in a writing executed by the Parties.

     10.5 Waiver. Any waiver of, or promise not to enforce, any right under this Agreement shall not be enforceable unless evidenced by a writing signed by the Party making said waiver or promise.

     10.6 Headings. The headings in this Agreement are for the purpose of convenience only and shall not limit, enlarge or affect any of the covenants, terms, conditions or provisions of this Agreement.

     10.7 Language. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

     10.8 Notices. All notices, requests, consents, demands and other communications under this Agreement must be in writing and shall be sent to the Parties at the addresses set forth below, or to such other person and place as any Party may designate for itself by notice to the other Parties:

          Interline:          Interline Resources Corporation
                         160 West Canyon Crest Drive
                         Alpine, Utah 84004
                         U.S.A.

                         Attention:  President

                                                            With
                                        a copy to:     "Interline
                                        Legal Department" at the
                                        same address

          Purchaser:          Jinnes Technologies, Inc.
                         624 E. Evelyn Avenue, Suite F
                         Sunnyvale, California 94086
                         U.S.A.

                         Attention:  Jae Sup N. Lee


     10.9 Force Majeure. Except for obligations to make payment, no Party shall be liable to the other Party for any failure of (or delay in performance of) its obligations hereunder due to any cause or circumstance which is beyond its reasonable control including, but without limiting the generality of the foregoing, any such failure or delay that is caused by strike, lockout, labor shortage, unavailability of personnel, equipment or parts, fire, explosion, shipwreck, act of God or the public enemy, war, riot, interference by the military or governmental authorities, or compliance with the laws of the United States or with the laws or orders of any applicable government authority.

     10.10     English Language.  All communications between the
Parties concerning anything within the scope of this Agreement shall be in the English language.

     10.11 Assignments. Purchaser does not have either the right or the power to assign this Agreement or any rights hereunder without first obtaining the written consent of Interline. Interline shall not withhold consent if the assignment is to a person or entity who purchases or acquires the Unit and who first delivers to Interline a written acceptance of
(a) this Agreement and Purchaser's obligations thereunder, and
(b) the Unit License Agreement and Owner's obligations thereunder.

     10.12 Delegation of Duties. Interline may delegate duties and otherwise render its performance under this Agreement through independent contractors selected by Interline.

     10.13 Relationships. The Parties understand and agree that neither Purchaser nor Owner is or shall be a partner, joint venturer, agent or representative of Interline.

     10.14 Termination Option - Interline. If approval of this Agreement and the Unit License Agreement and the License to Owner thereunder are not obtained as contemplated in Section 9, or if any other necessary governmental approval, permit or the like is not obtained, Interline may terminate this Agreement.

     10.15 Insolvency, Bankruptcy. If Purchaser becomes insolvent, makes any assignment of its assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct its business or affairs, or if it is adjudged in any legal proceeding to be either a voluntary or involuntary bankrupt, then all the rights granted to Purchaser in this Agreement shall forthwith cease and terminate without prior notice or legal action by Interline.

     10.16 Construction and Interpretation. This Agreement is written in the English language and shall be construed and interpreted in accordance with such language, regardless of any translations that may be prepared or executed. All references to weights, measurements, volumes, capacity and amounts, shall be definitions applied pursuant to the laws and standards of the United States of America.

     10.17     United States Dollars.  All references to
"Dollars", "$", money or funds in this Agreement mean dollars of the United States of America. All payments to Interline by Purchaser under this Agreement shall be in lawful money of the United States of America.

     10.18 Non-Frustration, Other Instruments, Further Assurances. No Party to this Agreement shall commit any act or take any action which frustrates or hampers the rights of the other Parties under this Agreement. Each Party shall act in good faith and engage in fair dealing when taking any action under or related to this Agreement. The Parties agree to execute any other documents, instruments or writings as may be reasonably required in connection with the performance of this Agreement and the realization of the benefits and protections hereof.

     10.19 Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. The individuals signing below represent that they are duly authorized to do so by and on behalf of the Party for whom they are signing.

     AGREED TO AND ACCEPTED BY:


     JINNES TECHNOLOGIES, INC.  ("Purchaser")

     By (signature):

     Name (print): Jeasup N Lee

     Title: President


     INTERLINE RESOURCES CORPORATION ("Interline")

     By (signature):

     Name (print):  Michael R. Williams

     Title: Presdient
                           EXHIBIT A

                            THE UNIT
Process Description

     The Interline Process relies on propane extraction followed by vacuum distillation to clean and re-refine Used Oil. The recovered Base Oil may require clay or an equivalent finishing step to produce the required colors mentioned in Exhibit B, entitled "Specifications".

     The first step of the process dissolves the Used Oil with propane and rejects most of the Used Oil additives and any water present in the feedstock to the Unit. The additives are blended with the heaviest Oil from the vacuum distillation section to produce an asphalt extender. Currently, it is planned to evaporate the water in an excess capacity furnace. However, alternative lower cost methods may be chosen by the Owner based on specifications for industrial waste water disposal in Korea. The waste water disposal system design, construction and operation shall be solely at Owner's expense.

     The propane is recovered from the Oil-propane mix and reused to dissolve additional Used Oil feedstock. The Oil is then further refined by boiling the lighter gasoline and diesel material out of the Base Oil. The Base Oil is then distilled to improve color and remove any metals or other impurities that may be present.

     If the color of the Base Oil by this point in the process does not meet the color specification mentioned in Exhibit B and in the Test Requirements of the Acceptance Test, then a clay treatment or an equivalent finishing step will be provided by Interline.

Equipment

     A more detailed description of the equipment involved will be supplied at a later date in the form of several P&ID's
(Process and Instrument Diagrams). A general description of the equipment is provided below.

     The equipment will be skid mounted to the extent feasible.
The Oil charge section will consist of Oil and propane charge pumps, a feed preheat exchanger, and a propane storage vessel.

     The Propane Extraction section consists of a mixing vessel together with a settling vessel. The Propane Recovery section has a solution feed tank, a solvent flash drum for propane removal, heat exchangers and a propane condenser.

     Following the extraction/recovery section is the gasoline removal section. This section consists of an atmospheric tower, heat exchangers and a compressor which remove any propane or gasoline-type material which may still be present in the Oil.

     The vacuum distillation section consists of a single tower, pumps, heat exchangers, coolers and vacuum producing equipment necessary to boil the Base Oil thus removing the metals and other contaminants remaining after the extraction process. An asphalt mixing vessel is provided to mix the Residuum recovered from the propane extraction together with the heaviest material from the vacuum distillation section.
                           EXHIBIT B

                         SPECIFICATIONS

     The Unit supplied by Interline will meet the following operational specifications based on a Used Oil feedstock quality as will be specified by Interline.

1 The Unit will have the capacity to process up to 24,000 gallons of Used Oil per 24- hour day.
2 The Base Oil will exhibit a color of 2.5 or better as determined by ASTM test number D-15924-63T or D-1500-64.
3 Since the Finished Products produced are directly related to the quality of the Used Oil feed to the Unit, the Unit design will be based on the sample of Used Oil received from Owner.
4    Based on the sample of Used Oil feedstock received by
Interline from Owner on ___________, 1994, it is anticipated the Finished Products produced will be approximately as follows:

          (a) Water: less than 10% of the incoming feedstock will be water, as determined by a laboratory distillation.

          (b) Fuel: The fuel (Diesel and Gasoline) composition will be less than 10% by volume of the incoming feedstock.

          (c) The balance of the product will be Base Oil and asphalt extender. The asphalt extender should not constitute more than 15% of the incoming feedstock.

In addition to supplying the Unit to meet the above specifications, Interline will supply the following:

5 The complete design and detailed engineering for the process described in Exhibit A, being the documents specified in the Unit License Agreement, Section 3.1.
6 Engineering and specification only for the required furnace, incoming, intermediate and final product storage tanks. Such required furnace, incoming, intermediate and final product storage tanks shall be provided at Owner's expense. However, if Owner desires Interline to procure such items, Interline will procure them for a fee of 5% of the purchase price thereof.
7 Design, installation and testing of plant control instrumentation.
8. Interline will design, but will not install, the foundation required for the Unit as described in Exhibit A.
                           EXHIBIT C

                 FORM OF UNIT LICENSE AGREEMENT
                           EXHIBIT D

                            SCHEDULE


1. Completion of plant fabrication: within six (6) months of receipt of Purchaser's payment to Interline as provided by
     Section 6.1(a).

2. Completion of plant installation: within one (1) month after arrival of the Unit at the Unit Site.

3. Completion of performance testing: within two (2) months after installation of the Unit at the Unit Site.
                       TABLE OF CONTENTS


SECTION 1  -  INTRODUCTION                                      1
        1.1                                             The Unit     1
        1.2                                                  Oil     1
        1.3                                             Used Oil     2
        1.4                                         MP-FP Vessel     2
        1.5                                    Finished Products     2
                                                             (a)   "Residuum"
             2
                                                             (b)   "First Perc
             Material"                                         2
                                                             (c)   "Base Oil"
             2
                                                             (d)   "Diesel"    2
                                                             (e)   "Gasoline"
             2
                                                             (f)   "Finished
             Products"                                         2
        1.6                                Disclosed Information     3
        1.7                              Proprietary Information     3
        1.8                                Proprietary Materials     3
        1.9                               Interline's facilities     3
        1.10                                           Territory     3
        1.11                                             Gallons     3
        1.12                                      Specifications     3
        1.13                                               Owner     4
        1.14                              Unit License Agreement     4
        1.15                                           Unit Site     4
        1.16                                   Other Definitions     4

SECTION 2  -  MANUFACTURE AND PURCHASE OF UNIT                  4
        2.1                                  Manufacture of Unit     4
        2.2                                     Design Capacity.     5
        2.3                                             Purchase     5
        2.4                                        Sale to Owner     5
        2.5                                                Title     5
        2.6                                         Risk of Loss     5
        2.7                                             Schedule     5

SECTION 3  -  DOCUMENTATION AND SOFTWARE                        5
        3.1                           Provided Directly to Owner     5
        3.2                 Documentation Delivered to Purchaser     5
        3.3                                            Ownership     5

SECTION 4  -  INSPECTION, DELIVERY AND INSTALLATION             6
        4.1                              Inspection by Purchaser     6
        4.2                                             Delivery     6
        4.3                    Installation and Start-Up of Unit     6
        4.4                                      Acceptance Test     6
        4.5                                    Owner's Personnel     6
        4.6                      Interline Maintenance Agreement     6

SECTION 5 - OBLIGATIONS OF PURCHASER                            7
        5.1                      Expansion or Alteration of Unit     7
        5.2                             No Right to Operate Unit     7
        5.3                                           Trademarks     7
        5.4                                            Ownership     7

SECTION 6 - PAYMENTS                                            7
        6.1                                  Unit Purchase Price     7
        6.2                                     Performance Bond     8
        6.3                                       Other Payments     8
        6.4                                             Interest     8
        6.5                                                Taxes     8

SECTION 7 - WARRANTIES, INDEMNIFICATION, DISCLAIMER
                  AND LIMITATION ON LIABILITY                   9
        7.1                               Warranty - No Conflict     9
        7.2                                      Warranty - Unit     9
        7.3                            Warranty - Manufacturers'     9
        7.4                              Warranty - Infringement     9
        7.5                                           Disclaimer     9
        7.7                              Limitation on Liability    10
        7.8                       Indemnification - By Purchaser    10
        7.9                                   Allocation of Risk    10

SECTION 8 - CONFIDENTIALITY                                    10
        8.1                                      Acknowledgment.    10
        8.2                                         Restrictions    10
        8.3                                   Protection of Unit    10
        8.4                                            Employees    11
        8.5                Disclosure to Independent Contractors    11
        8.6                      Return of Proprietary Materials    11
        8.7                                    Injunctive Relief    11

SECTION 9  -  GOVERNMENTS AND COUNTRIES                        11
        9.1                           Purchaser's Responsibility    11
        9.2                                           Export Act    12
        9.3                  Impairment by Government Regulation    12
        9.4                Different Customs, Laws and Languages    12

SECTION 10 - GENERAL PROVISIONS                                12
        10.1                                     Attorneys' Fees    12
        10.2                                        Severability    12
        10.3                                       Governing Law    12
        10.4                                     Final Agreement    13
        10.5                                              Waiver    13
        10.6                                            Headings    13
        10.7                                            Language    13
        10.8                                             Notices    13
        10.9                                       Force Majeure    13
        10.10                                   English Language    14
        10.11                                        Assignments    14
        10.12                               Delegation of Duties    14
        10.13                                      Relationships    14
        10.14                     Termination Option - Interline    14
        10.15                             Insolvency, Bankruptcy    14
        10.16 Construction and Interpretation                 14
        10.17                              United States Dollars    14
        10.18 Non-Frustration, Other Instruments, Further Assurances      14
        10.19                                          Execution    15